Exhibit 10.21
Cash Performance Award

DATE:    February __, 2013
TO:    ______________

Here are the details for your Cash Performance Award:

Your business unit -	____
The base year -	2013
The performance period is the three-year period -	2013-2015
Your target cash performance award payment at the 100% level -	____

The actual cash performance award amount to be paid to you, if any, will be derived from the Cash Performance Payout Table included in this award agreement.

Your cash performance award is subject to all the terms and provisions of the 2012 Dover Corporation Equity and Cash Incentive Plan ("Plan"), which terms and provisions are expressly incorporated into and made a part of the award as if set forth in full herein. A copy of the Plan can be found on www.dovercorporation.com/investorinformation.asp in the SEC Filings, Proxy Filing on March 19, 2012 Appendix A.

In addition, your award is subject to the following:

1.
Within two and one-half months following the end of the performance period, your Dover Operating Company will pay you a cash performance payment if your business unit has reached certain levels of internal total shareholder return (“iTSR”), as set forth in the Cash Performance Payout Table, and the other conditions of your award are satisfied.

2.	A summary of the definition of internal total shareholder return, or iTSR, for your business unit is set forth in the Definition of iTSR.

3.
The aggregate maximum cash payout for each business unit (determined after applying the individual payment limitation noted in the next sentence, if applicable) in respect of all cash performance awards for a specific performance period shall not exceed the product of (i) 1.75%, times (ii) the sum of the business unit's change in entity value plus free cash flow (as such terms are defined in the Definition of iTSR) for that performance period. In no event will the cash performance payout to any one individual exceed $5 million for the performance period.

4.
As a condition of receiving your Cash Performance Award, you agree to be bound by the terms and conditions of the Dover Corporation Anti-hedging and Anti-pledging Policy and by any Clawback Policy to be adopted by Dover, as such policies may be in effect from time to time. The Anti-hedging and Anti-pledging Policy prohibits hedging or pledging any Dover equity securities held by you or certain designees, whether such Dover securities are, or have been, acquired under the Plan, another compensation plan sponsored by Dover, or otherwise. Please review the Anti-hedging and Anti-pledging Policy to make sure that you are in compliance. You may obtain a copy of the current version of the Anti-hedging and Anti-pledging Policy, and any Clawback Policy to be adopted by Dover, by contacting the Benefits Department at 630-541-1540.

5.	For Non-US Employees, your cash performance award is subject to the terms and conditions of the Addendum for Non-US Employees.

6.	Your award is not transferrable by you other than by will or the laws of descent and distribution.

7.	Dover and your employer reserve the right to amend, modify, or terminate the Plan at any time in their discretion without notice.

DATE:    February __, 2013
TO:    ______________

Cash Performance Payout Table

iTSR for Performance Period	Payout (% of target)
<6%	—%
6%	25%
9%	100%
17%	300%
>50%	750%

The payout formula will be applied on a sliding scale between 0% and 750% based on the Business Unit's iTSR for the performance period.

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Definition of iTSR

iTSR = (change in entity value + free cash flow) / (starting entity value).

Change in entity value is nine times the change in EBITDA values, comparing the full base year to the full final year of the performance period.

Free cash flow is the cash flow generated by your business unit, including your business unit's operating profit plus depreciation, amortization and proceeds from dispositions, less taxes and investments made for future growth (capital spending, working capital and acquisitions) and adjusted for other non-recurring items.

Starting entity value is the higher of nine times EBITDA for the full base year or 0.9 times revenue for the full base year.

EBITDA is pre-tax income adjusted for non-operating and non-recurring items plus depreciation and amortization.

I hereby acknowledge and agree that I have reviewed the Plan and this agreement and agree to the terms and conditions set forth herein and therein.

This award agreement shall only become effective upon receipt by Dover of your signed copy of this agreement.

Employee	«Name»
«Title»

Date

Cash Performance Award
Rules for Transfers/Promotions

The following rules will apply to you if you are transferred from one Dover business unit to another Dover business unit. These rules apply to all cash performance payments you may be entitled to under this and any other cash performance award under the Plan you may have, as if part of your original award.

(i)If a cash performance payment is due in the first calendar year after the calendar year of your transfer, your cash performance payment will be based on the performance of your old business unit.

(ii)If a cash performance payment is due in the second calendar year after the calendar year of your transfer, your cash performance payment will be based on the performance of either your old business unit or your new business unit, whichever results in the higher payment to you.

(iii)If a cash performance payment is due in the third calendar year after the calendar year of your transfer, your cash performance payment will be based on the performance of your new business unit.

(iv)Any cash performance payment under an award made at one business unit that becomes payable after you transfer to another business unit will still be based on that award's original dollar amount.